Exhibit 99

FOR IMMEDIATE RELEASE
Thursday, February 12, 2026

Kim Marvin Steps Down from Titan International Inc. Board of Directors

CHICAGO, February 12, 2026 /PRNewswire/ -- Titan International, Inc. announces that Kim Marvin has stepped down from its Board of Directors.

Mr. Marvin stepped down from the Board of Directors of Titan International, Inc. after approximately 24 months of service due to time constraints and other professional commitments. The company currently has no intention of replacing this board seat.

Paul Reitz, President and CEO of Titan International stated “I want to thank Kim for his contributions over the past two years. Kim provided valuable operational continuity following the Carlstar acquisition and Titan benefited from his combination of engineering expertise, financial and transactional experience. We want to wish Kim all the best in his future endeavors.”

About Titan: Titan International, Inc. (NYSE: TWI) is a leading global manufacturer of off-highway wheels, tires, assemblies, and undercarriage products. Headquartered in West Chicago, Illinois, the company globally produces a broad range of products to meet the specifications of original equipment manufacturers (OEMs) and aftermarket customers in the agricultural, earthmoving/construction, and consumer markets. For more information, visit www.titan-intl.com.